Exhibit 3.4

Execution Version

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EQT MIDSTREAM SERVICES, LLC

A Delaware Limited Liability Company

Dated as of

July 2, 2012

i

TABLE OF CONTENTS (Continued)

ii

FIRST AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EQT MIDSTREAM SERVICES, LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EQT Midstream Services, LLC (the “Company”), dated as of July 2, 2012, is adopted, executed and agreed to by EQT Investments Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (in such capacity, the “Sole Member”).

RECITALS:

WHEREAS, the Company was formed as a Delaware limited liability company on January 17, 2012;

WHEREAS, the Sole Member of the Company executed the Limited Liability Company Agreement of EQT Midstream Services, LLC, dated as of January 17, 2012 (the “Original Limited Liability Company Agreement”); and

WHEREAS, the Sole Member of the Company deems it advisable to amend and restate the Original Limited Liability Company Agreement in its entirety as set forth herein.

NOW THEREFORE, for and in consideration of the premises, the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby amends and restates the Original Limited Liability Company Agreement in its entirety as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions

(a)                                 As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the introductory paragraph, as the same may be amended, modified, supplemented or restated from time to time.

“Audit Committee” is defined in Section 5.10(b).

“Audit Committee Independent Director” is defined in Section 5.10(b).

“Board” is defined in Section 5.1(b).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Pennsylvania shall not be regarded as a Business Day.

“Capital Contribution” means any cash, cash equivalents or the net agreed value of any property (other than cash) that the Sole Member contributes to the Company or that is contributed or deemed contributed to the Company on behalf of the Sole Member.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” is defined in the Partnership Agreement.

“Company” is defined in the introductory paragraph.

“Conflicts Committee” is defined in the Partnership Agreement.

“Conflicts Committee Independent Director” means a Director who meets the standards set forth in the definition of “Conflicts Committee” in the Partnership Agreement.

“Delaware Certificate” is defined in Section 2.1.

“Director” or “Directors” means a member or members of the Board.

“EQT Entities” means EQT Corporation and its Affiliates (other than the Company and the Partnership Group).

“Group Member” is defined in the Partnership Agreement.

“Indemnitee” means any of (a) the Sole Member, (b) any Person who is or was an Affiliate of the Company (other than any Group Member), (c) any Person who is or was a manager, member, partner, director, officer, fiduciary or trustee of the Company or any Affiliate of the Company (other than any Group Member), (d) any Person who is or was serving at the request of the Company or any Affiliate of the Company as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (e) any Person the Board designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” and “Limited Partners” are defined in the Partnership Agreement.

“Membership Interest” means the Sole Member’s limited liability company interests in the Company, including its share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company.

“Notices” is defined in Section 11.2.

“Omnibus Agreement” is defined in the Partnership Agreement.

“Operation and Management Services Agreement” is defined in the Partnership Agreement.

“Original Limited Liability Company Agreement” is defined in the Recitals.

“Partnership” means EQT Midstream Partners, LP, a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, to be dated as of July 2, 2012, as it may be further amended, supplemented or restated from time to time.

“Partnership Group” is defined in the Partnership Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Sole Member” is defined in the introductory paragraph.

“Special Approval” is defined in the Partnership Agreement.

“Subsidiary” is defined in the Partnership Agreement.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

(b)                                 Other terms defined herein have the meanings so given them.

Section 1.2                                    Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II
ORGANIZATION

Section 2.1                                    Formation.  The Company was formed as a Delaware limited liability company by the filing of a Certificate of Formation (the “Delaware Certificate”) on January 17, 2012 with the Secretary of State of the State of Delaware under and pursuant to the Act and by the entering into of the Original Limited Liability Company Agreement.  The Sole Member hereby amends and restates the Original Limited Liability Company Agreement in its entirety and this amendment and restatement shall become effective on the date of this Agreement.

Section 2.2                                    Name.  The name of the Company is “EQT Midstream Services, LLC” and all Company business must be conducted in that name or such other names that comply with applicable law as the Board or the Sole Member may select.

Section 2.3                                    Registered Office; Registered Agent; Principal Office; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by applicable law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Delaware Certificate or such other Person or Persons as the Board may designate in the manner provided by applicable law. The principal office of the Company in the United States shall be at such a place as the Board may from time to time designate, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board of Directors may designate.

Section 2.4                                    Purposes and Powers.  The purpose of the Company is to own, acquire, hold, sell, transfer, assign, dispose of or otherwise deal with partnership interests in, and act as the general partner of, the Partnership as described in the Partnership Agreement and to engage in any lawful business or activity ancillary or related thereto. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or appropriate to the conduct, promotion or attainment of the business, purposes or activities of the Company.

Section 2.5                                    Term.  The term of the Company commenced upon the filing of the Delaware Certificate on January 17, 2012 in accordance with the Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Section 10.4.  The existence of the Company as a separate legal entity shall continue until the cancellation of the Delaware Certificate as provided in the Act.

Section 2.6                                    No State Law Partnership.  The Sole Member intends that the Company shall not be a partnership (whether general, limited or other) or joint venture for any purposes, and this Agreement may not be construed or interpreted to the contrary.

ARTICLE III
RIGHTS OF SOLE MEMBER

Section 3.1                                    Voting.  Unless otherwise granted to the Board by this Agreement, the Sole Member shall possess the entire voting interest and exclusive authority in all matters relating to the Company, including matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.

Section 3.2                                    Distribution.  Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.

Section 3.3                                    No Liability of the Sole Member.  Except as otherwise required by applicable law, the Sole Member shall not have any personal liability whatsoever hereunder in its capacity as the Sole Member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

ARTICLE IV
CAPITAL CONTRIBUTIONS

Section 4.1                                    Initial Capital Contributions.  At the time of the formation of the Company, the Sole Member, as the initial or organizational member of the Company, made a Capital Contribution in the amount of $1,000 in exchange for all of the Membership Interests in the Company.

Section 4.2                                    Additional Capital Contributions.  The Sole Member shall not be obligated to make additional Capital Contributions to the Company.

Section 4.3                                    Fully Paid and Non-Assessable Nature of Membership Interests.  All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Sections 18-303, 18-607 and 18-804 of the Act.

ARTICLE V
MANAGEMENT

Section 5.1                                    Management by Board of Directors.

(a)                                 The Sole Member shall have the power and authority to delegate to one or more other persons the rights and power to manage and control the business and affairs, or any portion thereof, of the Company, including to delegate to agents, officers and employees of the Sole Member or the Company, and to delegate by a management agreement with or otherwise to other Persons.

(b)                                 Except to the extent specifically reserved to the Sole Member hereunder, the Sole Member hereby delegates to the Board of Directors of the Company (the “Board”) all power and authority related to the Company’s management of the business and affairs of the Partnership. The Board, acting as a body pursuant to this Agreement, shall constitute a “manager” for purposes of the Act.

Section 5.2                                    Number; Qualification; Tenure.

(a)                                 The number of Directors constituting the Board shall be at least three and no more than nine, and may be fixed from time to time pursuant to a resolution adopted by the Sole Member. Each Director shall be elected or approved by the Sole Member and shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director.

(b)                                 The initial Directors of the Company in office at the date of this Agreement are set forth on Exhibit A hereto.

Section 5.3                                    Regular Meetings.  Regular meetings of the Board shall be held at such time and place as shall be designated from time to time by resolution of the Board.

Section 5.4                                    Special Meetings.  A special meeting of the Board may be called at any time at the request of (a) the Chairman of the Board or (b) a majority of the Directors then in office.

Section 5.5                                    Notice.  Oral, telegraphic or written notice of all meetings of the Board must be given to all Directors at least 24 hours prior to any meeting of the Board.  All notices and other communications to be given to Directors shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an e-mail or facsimile, and shall be directed to the address, e-mail address or facsimile number as such Director shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting as provided herein. A meeting may be held at any time without notice if all the Directors are present or if those not present waive notice of the meeting either before or after such meeting.

Section 5.6                                    Action by Consent of Board.  To the extent permitted by applicable law, the Board, or any committee of the Board, may act without a meeting so long as a majority of the members of the Board or committee shall have executed a written consent with respect to any action taken in lieu of a meeting.

Section 5.7                                    Conference Telephone Meetings.  Directors or members of any committee of the Board may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment or by such other means by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 5.8                                    Quorum and Action.  A majority of all Directors, present in person or participating in accordance with Section 5.7, shall constitute a quorum for the transaction of business, but if at any meeting of the Board there shall be less than a quorum present, a majority of the Directors present may adjourn the meeting from time to time without further notice.

Except as otherwise required by applicable law, all decisions of the Board shall require the affirmative vote of at least a majority of the Directors at any meeting at which a quorum is present.

Section 5.9                                    Vacancies; Increases in the Number of Directors.  Vacancies and newly created directorships resulting from any increase in the number of Directors shall be filled by the Sole Member.  Any Director so appointed shall hold office until his removal in accordance with the provisions of this Agreement or until his earlier death or resignation.

Section 5.10                             Committees.

(a)                                 The Board may establish committees of the Board and may delegate any of its responsibilities to such committees, except as prohibited by applicable law.

(b)                                 The Board shall have an audit committee (the “Audit Committee”) comprised of at least three Directors who meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the New York Stock Exchange or any national securities exchange on which the Common Units are listed (each, an “Audit Committee Independent Director”). The Audit Committee shall establish a written audit committee charter in accordance with the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time. Each member of the Audit Committee shall satisfy the rules and regulations of the Commission and the New York Stock Exchange or any national securities exchange on which the Common Units are listed from time to time, in each case as amended from time to time, pertaining to qualification for service on an audit committee.

(c)                                  The Board may, from time to time, establish a Conflicts Committee. The Conflicts Committee shall be composed of at least two Conflicts Committee Independent Directors. The Conflicts Committee shall function in the manner described in the Partnership Agreement. Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Conflicts Committee in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Sole Member.

(d)                                 A majority of any committee, present in person or participating in accordance with Section 5.7, shall constitute a quorum for the transaction of business of such committee.  Except as otherwise required by law or the Partnership Agreement, all decisions of a committee shall require the affirmative vote of at least a majority of the committee members at any meeting at which a quorum is present.

(e)                                  A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 5.5. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.11                             Removal.  Any Director or the entire Board may be removed at any time, with or without cause, by the Sole Member.

Section 5.12                             Compensation of Directors.  Except as expressly provided in any written agreement between the Company and a Director or by resolution of the Board, no Director shall receive any compensation from the Company for services provided to the Company in its capacity as a Director, except that each Director shall be compensated for attendance at Board meetings at rates of compensation as from time to time established by the Board or a committee thereof; provided, however, that Directors who are also employees of the Company or any Affiliate thereof shall receive no compensation for their services as Directors or committee members. In addition, the Directors who are not employees of the Company or any Affiliate thereof shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in connection with attending meetings of the Board or committees thereof.

Section 5.13                             Responsibility and Authority of the Board.

(a)                                 General. Except as otherwise provided in this Agreement, the relative authority, duties and functions of the Board, on the one hand, and the officers of the Company, on the other hand, shall be identical to the relative authority, duties and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The officers shall be vested with such powers and duties as are set forth in Section 6.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law.  Notwithstanding any duty otherwise existing at law or in equity, any matter approved by the Board in accordance with the provisions, and subject to the limitations, of the Partnership Agreement, shall not be deemed to be a breach of any duties owed by the Board or any Director to the Company or the Sole Member.

(b)                                 Sole Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Sole Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Sole Member’s interests in the Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Sole Member shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, the Partnership or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or a material Subsidiary thereof; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) the issuance or repurchase of any equity interests in the Company, (v) a dissolution or liquidation of the Company or the Partnership; and (vi) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Sole Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Sole Member. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Sole Member with respect to any action by the Board approved by the Sole Member.

(c)                                  Sole Member-Managed Decisions.  Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management of the Partnership and its Subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the prosecution, settlement or management of any claim made directly against the Company and not involving or relating to the Partnership Group, (iii) the decision to sell, convey, transfer or pledge any asset of the Company, (iv) the decision to amend, modify or waive any rights relating to the assets of the Company and (v) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.

In addition, the Sole Member delegates the authority to the Board, except as such delegation may be hereafter revoked or restricted by resolution adopted by the Sole Member and subject to Section 5.13(b), to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion.

Section 5.14                             Other Business of Sole Member, Directors and Affiliates.

(a)                                 Existing Business Ventures. The Sole Member, each Director and their respective Affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.

(b)                                 Business Opportunities. None of the Sole Member, any Director or any of their respective Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company, shall have any duty to communicate or offer such opportunity to the Company or the Partnership, and such Persons shall not be liable to the Company or the Sole Member for breach of any duty by reason of the fact that such Person pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Company; provided such Sole Member, Director or any of their Affiliates do not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Company to such Persons.

Section 5.15                             Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any officer of the Company authorized by the Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such officer as if it were the Company’s sole party in interest, both legally and beneficially. The Sole Member hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such officer in connection with any such dealing. In no event shall any Person dealing with any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the officers shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VI
OFFICERS

Section 6.1                                    Officers.

(a)                                 The Board shall elect one or more persons to be officers of the Company to assist in carrying out the Board’s decisions and the day-to-day activities of the Company in its capacity as the general partner of the Partnership. Officers are not “managers” as that term is used in the Act. Any individuals who are elected as officers of the Company shall serve at the pleasure of the Board and shall have such titles and the authority and duties specified in this Agreement or otherwise delegated to each of them, respectively, by the Board from time to time.

(b)                                 The officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary and such other officers as the Board from time to time may deem proper. The Chairman of the Board, if any, shall be chosen from among the Directors.  All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to Section 5.13 and the specific provisions of this Article VI.  The Board may from time to time elect such other officers or appoint such agents as may be necessary or desirable for the conduct of the business of the Company as the general partner of the Partnership.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in this Agreement or as may be prescribed by the Board, as the case may be from time to time.

Section 6.2                                    Election and Term of Office.  The officers of the Company shall be elected from time to time by the Board.  Each officer shall hold office until such person’s successor shall have been duly elected and qualified or until such person’s death or until he or she shall resign or be removed pursuant to Section 6.8.

Section 6.3                                    Chief Executive Officer.  The Chief Executive Officer, who may be the Chairman or Vice Chairman of the Board and/or the President, shall have general and active management authority over the business of the Company and shall see that all orders and resolutions of the Board are carried into effect.  The Chief Executive Officer shall also perform all duties and have all powers incident to the office of Chief Executive Officer and perform such other duties and may exercise such other powers as may be assigned by this Agreement or prescribed by the Board from time to time.

Section 6.4                                    President.  The President shall, subject to the control of the Board and the Chief Executive Officer, in general, supervise and control all of the business and affairs of the Company.  The President shall perform all duties and have all powers incident to the office of President and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or as may be prescribed by the Board from time to time.

Section 6.5                                    Vice Presidents.  Any Executive Vice President, Senior Vice President and Vice President, in the order of seniority, unless otherwise determined by the Board, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President.  They shall also perform the usual and customary duties and have the powers that pertain to such office and generally assist the President by executing contracts and agreements and exercising such other powers and performing such other duties as are delegated to them by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 6.6                                    Treasurer.  The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President.  The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company.  The Treasurer shall perform the usual and customary duties and have the powers that pertain to such office and exercise such other powers and perform such other duties as are delegated to him by the Chief Executive Officer or a President or as may be prescribed by the Board from time to time.

Section 6.7                                    Secretary.  The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the Limited Partners.  The Secretary shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by applicable law; shall be custodian of the records and the seal of the Company (if any) and affix and attest the seal (if any) to all documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by applicable law to be kept and filed are properly kept and filed; and in general, shall perform all duties and have all powers incident to the office of Secretary and perform such other duties and may exercise such other powers as may be delegated by the Chief Executive Officer or President or as may be prescribed by the Board from time to time.

Section 6.8                                    Removal.  Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Sole Member or the affirmative vote of a majority of the Board whenever, in the Sole Member’s or such majority’s judgment, as applicable, the best interests of the Company would be served thereby.  No officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

Section 6.9                                    Vacancies.  A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term at any meeting of the Board.

ARTICLE VII
INDEMNITY AND LIMITATION OF LIABILITY

Section 7.1                                    Indemnification.  To the fullest extent permitted by applicable law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.1 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by applicable law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.1(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.1, the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.1.

(c)                                  The indemnification provided by this Section 7.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Company may purchase and maintain (or reimburse its Affiliates for the cost of) insurance on behalf of the Indemnitees, the Company and its Affiliates and such other Persons as the Company shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)                                  For purposes of this Section 7.1, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.1; and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f)                                   In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)                                  An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.1 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h)                                 The provisions of this Section 7.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i)                                     Any amendment, modification or repeal of this Section 7.1 or any provision hereof shall be prospective only and shall not in any way terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(j)                                     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO SECTION 7.1(A), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS SECTION 7.1 ARE INTENDED BY THE PARTIES TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 7.2                                      Liability of Indemnitees

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Partnership, the Sole Member or any other Person bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)                                 The Board and any committee thereof may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the Company’s officers or agents, and neither the Board nor any committee thereof shall be responsible for any misconduct or negligence on the part of any such officer or agent appointed by the Board or any committee thereof in good faith.

(c)                                  To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Sole Member, the Sole Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to the Sole Member for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Sole Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Sole Member to replace such other duties and liabilities of the Sole Member and such other Indemnitee.

(d)                                 Any amendment, modification or repeal of this Section 7.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII
TAXES

Section 8.1                                      Taxes.  The Company and the Sole Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Sole

Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the Membership Interests in the Company are owned by the Sole Member.

ARTICLE IX
BOOKS, RECORDS, REPORTS, AND BANK ACCOUNTS

Section 9.1                                      Maintenance of Books

(a)                                  The Board shall keep or cause to be kept at the principal office of the Company or at such other location approved by the Board complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Board and any other books and records that are required to be maintained by applicable law.

(b)                                 The books of account of the Company shall be maintained on the basis of a fiscal year that is the calendar year and on an accrual basis in accordance with United States generally accepted accounting principles, consistently applied.

Section 9.2                                      Reports.  The Board shall cause to be prepared and delivered to the Sole Member such reports, forecasts, studies, budgets and other information as the Sole Member may reasonably request from time to time.

Section 9.3                                      Bank Accounts.  Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

ARTICLE X
DISSOLUTION, WINDING-UP, TERMINATION AND CONVERSION

Section 10.1                                Dissolution.  The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon the election to dissolve the Company by the Sole Member.  No other event shall cause a dissolution of the Company.

Section 10.2                                Effect of Dissolution.  Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 10.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

Section 10.3                                Application of Proceeds.  Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority to the extent permitted by law:

(a)                                  First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law) and the expenses of liquidation;

(b)                                 Second, to the setting up of such reserves as the Sole Member may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company for such period as the Sole Member shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and

(c)                                  Thereafter, the remainder to the Sole Member.

Section 10.4                                Certificate of Cancellation.  On completion of the winding up of the Company as provided herein and under the Act, the Sole Member (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate, except as may be otherwise provided by the Act or by applicable law.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1                                Offset.  Whenever the Company is to pay any sum to the Sole Member, any amounts the Sole Member owes the Company may be deducted from that sum before payment.

Section 11.2                                Notices.  All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given upon delivery of such notice:

To the Company:

EQT Midstream Services, LLC
625 Liberty Avenue
Pittsburgh, Pennsylvania  15222
Attn: General Counsel
Fax: (412) 553-5970

To the Sole Member:

EQT Investments Holdings, LLC
c/o EQT Corporation

625 Liberty Avenue
Pittsburgh, Pennsylvania  15222
Attn: General Counsel
Fax: (412) 553-5970

Section 11.3                                Entire Agreement; Superseding Effect.  This Agreement constitutes the entire agreement of the Sole Member relating to the Company and the transactions contemplated hereby, and supersedes all provisions and concepts contained in all prior contracts or agreements between the Sole Member with respect to the Company, whether oral or written.

Section 11.4                                Effect of Waiver or Consent.  Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by the Sole Member in the performance by the Sole Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by the Sole Member of the same or any other obligations of the Sole Member with respect to the Company.

Section 11.5                                Amendment or Restatement.  This Agreement may be amended or restated only by a written instrument executed by the Sole Member.

Section 11.6                                Binding Effect.  This Agreement is binding on and shall inure to the benefit of the Sole Member and its successors and permitted assigns.

Section 11.7                                Governing Law; Severability.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other circumstances is not affected thereby.

Section 11.8                                Venue.  Any and all claims, suits, actions or proceedings arising out of, in connection with or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware. Each party hereto unconditionally and irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to any such claim, suit, action or proceeding and waives any objection that such party may have to the laying of venue of any claim, suit, action or proceeding in the Court of Chancery of the State of Delaware.

Section 11.9                                Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, the Sole Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first set forth above.

SOLE MEMBER:

EQT INVESTMENTS HOLDINGS, LLC

By:	/s/ Joshua C. Miller
Name: Joshua C. Miller
Title: Vice President

Signature Page to First Amended and Restated
Limited Liability Company Agreement

EXHIBIT A

DIRECTORS

David L. Porges	Chairman of the Board
Philip P. Conti	Director
Randall L. Crawford	Director
Lewis B. Gardner	Director
Michael A. Bryson	Director
Julian M. Bott	Director

A - 1